Exhibit 99







==============================================================

                   P R E S S   R E L E A S E

==============================================================

RELEASE DATE:                           CONTACT:
-------------                           --------

July 18, 2006                      CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                    FOR IMMEDIATE RELEASE
                    ---------------------


              ESB FINANCIAL CORPORATION REPORTS
                SECOND QUARTER 2006 EARNINGS


Ellwood City, Pennsylvania, July 18, 2006 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2006 of $0.23 per diluted share on net income of $3.0 million as compared to earnings of $0.24 per diluted share on net income of $3.2 million for the quarter ended June 30, 2005, a 4.2% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.64% and 10.29%, respectively, for the quarter ended June 30, 2006, compared to 0.71% and 9.51%, respectively, for the quarter ended June 30, 2005.

For the six month period ended June 30, 2006, the Company realized earnings of $0.45 per diluted share on net income of $5.8 million compared to earnings of $0.48 per diluted share on net income of $6.1 million for the same period in the prior year a 6.3% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.62% and 9.56%, respectively, for the six-month period ended June 30, 2006, compared to 0.72% and 9.68%, respectively, for the six months ended June 30, 2005.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The financial services industry continued to be challenged by the interest rate environment and the flattening of the yield curve during the second quarter of 2006. The Company's earnings are consistent with management's expectations of operating within this rate environment. The Company remains focused on improving net interest and noninterest income, while pursuing strategies to grow and provide a sound investment return to our shareholders."

Consolidated net income decreased $207,000 to $3.0 million for the quarter ended June 30, 2006, compared to $3.2 million for the same period in the prior year. This decrease was the result of a decrease in net interest income of $766,000 and an increase to the provision for loan losses of $84,000, partially offset by a decrease in non-interest expense of $218,000, an increase in non-interest income of $353,000, and a slight decrease to the provision for income taxes of $72,000. Net interest income decreased in the second quarter primarily due to increases in interest expense on deposits and



Press Release
Page 2 of 3
July 18, 2006


borrowings of $3.8 million, partially offset by an increase in interest income of $3.1 million. Included in the increase in non-interest income was an increase in fees and service charges, net gain on sale of loans and net gain on sale of securities available for sale of $77,000, $169,000 and $113,000, respectively. The gain on the sale of loans resulted from the Company's decision to sell its credit card portfolio during the second quarter of 2006. Included in the decrease of non-interest expense were decreases in data processing, minority interest, related to the Company's interest in joint ventures, and other expenses of $62,000, $58,000 and $120,000, respectively.

Consolidated net income for the six month period ended June 30, 2006, as compared to the six month period ended June 30, 2005, decreased $273,000, or 4.5%, to $5.8 million from $6.1 million. This decrease was the result of a decrease in net interest income of $434,000 and increases in the provision for loan losses of $293,000 and non-interest expense of $156,000, partially offset by an increase in non-interest income of $423,000, and a decrease to the provision for income taxes of $187,000. The decrease in net interest income for the period ended June 30, 2006 was primarily the result of an increase in interest expense of $8.2 million, partially offset by an increase in interest income of $7.8 million. The increase in non-interest income was primarily the result of an increase in fees and service charges, net gains on the sale of loans and net gain on sale of securities available for sale of $292,000, $166,000 and $113,000, respectively partially offset by decreases in income from real estate joint ventures and other non-interest income of $96,000 and $88,000, respectively. Included in the increase to non-interest expense were increases in compensation and employee benefits, premises and equipment, and amortization of core deposit intangible of $371,000, $95,000, and $43,000, respectively. Partially offsetting the increase were decreases in minority interest and other expenses of $105,000 and $176,000, respectively.

The Company's total assets increased by $46.7 million, or 2.52%, to $1.9 billion at June 30, 2006. The increase in assets resulted primarily from increases in loans receivable of $22.8 million, or 4.21%, to $563.0 million, and securities of $12.8 million, or 1.15%, to $1.1 billion. The Company's total liabilities increased by $60.4 million, or 3.50%, to $1.8 billion at June 30, 2006. This increase in total liabilities was primarily the result of an increase in repurchase agreements of $86.0 million, or 80.4%, to $193.0 million partially offset by a decrease in deposits and FHLB advances of $25.3 million and $10.2 million, respectively. Total stockholders' equity decreased $13.7 million or 10.78%, to $113.2 million at June 30, 2006, from $126.9 million at December 31, 2005. The decrease to stockholders' equity was primarily the result of an increase to accumulated other comprehensive loss of $14.2 million, partially offset by an increase in retained earnings of $2.9 million. Average stockholders' equity to average assets was 6.50%, and book value per share was $8.71 at June 30, 2006 compared to 7.28% and $9.58 at December 31, 2005.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



Press Release
Page 3 of 3
July 18, 2006


                                ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                                           Financial Highlights
                            (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:

                                                      Three Months           Six Months
                                                      Ended June 30,        Ended June 30,
                                                      2006       2005      2006       2005
                                                   --------   --------  ---------  ---------
    Interest income                                 $23,419    $20,356   $ 45,873   $ 38,077
    Interest expense                                 16,026     12,197     30,673     22,443
                                                   --------   --------  ---------  ---------
    Net interest income                               7,393      8,159     15,200     15,634
    Provision for loan losses                           102         18        295          2
                                                   --------   --------  ---------  ---------
    Net interest income after provision for
       loan losses                                    7,291      8,141     14,905     15,632
    Noninterest income                                2,099      1,746      3,479      3,056
    Noninterest expense                               5,845      6,063     11,562     11,406
                                                   --------   --------  ---------  ---------
    Income before provision
       for income taxes                               3,545      3,824      6,822      7,282
    Provision for income taxes                          535        607      1,017      1,204
                                                   --------   --------  ---------  ---------
    Net income                                      $ 3,010    $ 3,217   $  5,805   $  6,078
                                                   ========   ========  =========  =========
    Net income per share:
       Basic                                          $0.24      $0.25      $0.46      $0.49
       Diluted                                        $0.23      $0.24      $0.45      $0.48

    Annualized return on average assets                0.64%      0.71%      0.62%      0.72%
    Annualized return on average equity               10.29%      9.51%      9.56%      9.68%



FINANCIAL CONDITION DATA:

                                                                                As of:
                                                                        June 30,     December 31,
                                                                          2006           2005
                                                                      -----------    -----------
    Total assets                                                       $1,899,497     $1,852,779
    Cash and cash equivalents                                              32,198         28,215
    Total investment securities                                         1,129,911      1,117,063
    Loans receivable, net                                                 563,036        540,277
    Customer deposits                                                     809,264        834,530
    Borrowed funds (includes subordinated debt)                           944,462        869,242
    Stockholders' equity                                                  113,195        126,877
    Book value per share                                                    $8.71          $9.58

    Average equity to average assets                                         6.50%          7.28%
    Allowance for loan losses to loans receivable                            0.80%          0.86%
    Nonperforming assets to total assets                                     0.19%          0.27%
